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                                 Exhibit (h)(86)

              Recordkeeping Agreement dated as of November 11, 2002 between Security Trust Company and One Group Mutual Funds.

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                             RECORDKEEPING AGREEMENT

     AGREEMENT made as of November 11, 2002 by and between Security Trust Company ("Recordkeeper") and One Group Mutual Funds (the "Trust"). For purposes of this agreement the term "Recordkeeper" shall mean "Recordkeeper or its designee."

     WHEREAS, the Trust desires to enter into a Sub Transfer Agency Agreement pursuant to which the Trust will retain the Recordkeeper or its designee to perform certain Recordkeeping and accounting services and functions with respect to transactions in Trust shares ("Shares") made by or on behalf of participants in non-qualified deferred compensation plans sponsored by the respective participant's employer and obtained through Bank One Corporation or any of its affiliates or subsidiaries (the "Plans"), and with respect to holdings of Shares maintained by or on behalf of such employers and participants, when with respect to the Trust such Plans each maintain with the Trust's transfer agent ("Transfer Agent") a single master shareholder account; and

     NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.   Services Provided by The Recordkeeper

     When and to the extent requested by the Trust, the Recordkeeper agrees to perform recordkeeping and account services and functions with respect to transactions in Shares made by or on behalf of participants in the Plans ("Participants"), and with respect to holding of Shares maintained by or on behalf of Participants, when with respect to the Trust the Plans each maintain with the Transfer Agent Plan level shareholder accounts. To the extent requested, the Recordkeeper will provide the following services:

     A. Maintain separate records for each Participant reflecting Shares purchased, redeemed and exchanged on behalf of such Participant and outstanding balances of Shares owned by or for the benefit of such Participant.

     B. Prepare and transmit to each Plan and/or its Participants periodic account statements indicating the number of shares of the Trust owned by or for the benefit of Participants and purchases, redemptions and exchanges made on behalf of Participants.

     C. With respect to each Plan, aggregate all purchase, redemption and exchange orders made by or on behalf of the Plan's Participants and transmit instructions based on such aggregate orders ("Instructions") to the Transfer Agent for acceptance.

     D. Provide to the Trust, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of Participants as is reasonably requested.

     E. As agreed upon with the Trust, deliver or arrange for the delivery of appropriate documentation in connection with orders.

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2.   Appointment as Agent For Limited Purpose

     The Recordkeeper shall be deemed the agent of the Trust for the sole and limited purpose of receiving purchase, redemption and exchange orders from Participants and transmitting corresponding instructions to the Transfer Agent. Except as provided specifically herein, neither the Recordkeeper nor any person to which the Trust may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Trust.

3.   Representations of Recordkeeper

     The Recordkeeper agrees, represents and warrants that:

     A. It will forward Instructions within such time periods and to such parties as are specified by the Trust, the Transfer Agent, the Trust's prospectuses and applicable law and regulation.

     B. If and to the extent required under applicable federal and state securities laws and regulations, it is duly registered pursuant to such laws and regulations, it is not a "fiduciary" of any Plan as such term defined in Section 3(21) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 the Internal Revenue Code of 1986, amended (the "Code"): and the receipt of any fees by it from the Trust, and the corresponding reduction of fees payable to the Recordkeeper by the Plan (or by the P1an sponsor, according to Recordkeeper's agreement with the Plan) will not constitute a "prohibited transaction" for purposes of Title I of ERISA and Section 4975 of the Code.

     C. At all times during the term of this contract, the Recordkeeper will maintain errors and omissions coverage in an amount not less than $1,000,000 per occurrence, and in the aggregate. A certificate of insurance evidencing such coverage will be provided by the Recordkeeper to One Group Mutual Funds as soon as is practicable after commencement of this Agreement.

4    Records and Reporting

     The Recordkeeper will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of the Funds or the Transfer Agent, the Recordkeeper will provide copies of historical records relating to transactions involving the Trust and Participants; written communications regarding the Trust to or from Participants; and other materials relating to the provision of services by the Recordkeeper under this Agreement. The Recordkeeper will comply with any reasonable request for such information and documents made by the Trust, or its board of Trustees or any governmental body or self-regulatory organization. The Recordkeeper agrees that, with respect to the Plans regarding which it is providing services under this Agreement, the Recordkeeper will permit the Trust, the Transfer Agent, or their representatives to have reasonable access to its

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personnel and records in order to facilitate the monitoring of the quality of the services provided by the Recordkeeper. Notwithstanding anything herein to the contrary, the Recordkeeper shall not be required to provide the names and addresses of Participants to the Transfer Agent or the Trust, unless applicable law or regulation otherwise requires.

5.   Ability to Provide Services

The Recordkeeper agrees to notify the Trust promptly if for any reason it is unable to perform its obligations under this Agreement.

6.   Compensation

     A. In consideration of performance of the services by the Recordkeeper hereunder, the Trust will compensate the Recordkeeper an amount equal on an annual basis to 0.15% of the daily assets of the Trust in the Plan, up to a maximum of the equivalent of $18.00 per participant account.

     B. The Recordkeeper will permit the Trust and their representatives (including counsel and independent accounts) with reasonable access to its records to enable the Trust to verify that the Recordkeeper's charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper's records each calendar year.

     C.   The Recordkeeper shall calculate the compensation due under this section 6 at the end of each quarter and shall send an invoice therefor to the Trust. Each invoice shall be accompanied by a statement setting forth the calculation of such compensation amount.

7.   Indemnification

     The Recordkeeper shall indemnify and hold harmless the Trust from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of the Recordkeeper of its responsibilities under this Agreement, excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any non-compliance by the Trust with its obligations under this Agreement, as to which the Trust as pertinent, shall indemnify, hold harmless and defend the Recordkeeper on the same basis as set forth above.

8.   Termination

     This Agreement may be terminated at any time by either party hereto upon ninety (90) days written notice to the other. The provisions of paragraphs 4 and 7 shall continue in full force and effect after termination of this Agreement.

9.   Anti-Money Laundering

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     The Recordkeeper will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (i) obtain, verify, and retain information with regard to investor identification and source of investor funds, and (ii) to maintain records of all investor transactions.
The Recordkeeper will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide One Group with any requested information about investors and accounts in the event that One Group shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, the Recordkeeper will notify One Group of any concerns that the Recordkeeper may have in connection with any investor in the context of relevant anti-money laundering legislation/regulations.

10.  Limitation of Liability of the Trustees and Shareholders

     The names `One Group Mutual Funds' and `Trustees of One Group Mutual Funds' refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of `One Group Mutual Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

11.  Miscellaneous

     This Agreement represents the entire Agreement between the parties with regard to the matters described herein and may not be modified or amended except by written instrument executed by both parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement is made and shall be construed under the laws of the State of Ohio. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

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IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

         ONE GROUP MUTUAL FUNDS

         By:      /s/ Robert L. Young
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         Title:   Treasurer
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         SECURITY TRUST COMPANY (Recordkeeper)

         By:      /s/      XXXXX
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         Title:   VP
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